Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX REPORTS DIABETIC SUBSET DATA FROM MODIFIED INTENT TO TREAT ANALYSIS OF THE HEPLISAVTM PHASE 3 TRIAL IN HEALTHY ADULTS OVER AGE 40

Berkeley, CA — October 6, 2011 — Dynavax Technologies Corporation (NASDAQ: DVAX) announced today the results of a prospective analysis of the diabetic subset population from its Phase 3 trial (HBV-16), showing the superiority of HEPLISAV vs. Engerix-B®, at all measured time points. The modified intent to treat (MITT) analysis of adults with type II diabetes showed that HEPLISAV given as 2 doses over 4 weeks protected a significantly greater proportion of subjects in a shorter time and with longer-lasting protection than Engerix-B given as 3 doses over 24 weeks. The modified intent to treat (MITT) subpopulations included all diabetic subjects that had received at least one dose of any of the four HEPLISAV lots or Engerix-B and had at least one post vaccination immunogenicity result.

·	Of the 218 diabetics in the MITT population (179 HEPLISAV; 39 Engerix-B), the SPRs for HEPLISAV were superior to Engerix-B at weeks 8 through 52.

·	At the prespecified comparison time points of week 12 for HEPLISAV and week 32 for Engerix-B, the SPR was 79% in the HEPLISAV group and 61% in the Engerix-B group.

·	At week 12, the SPR was 79% in the HEPLISAV group and 11% in the Engerix-B

·	At week 52, the SPR in the HEPLISAV group was 82% whereas the SPR in the Engerix- B group was 54% by week 52.

According to Tyler Martin, M.D., President and Chief Medical Officer, "The Phase 3 results we are reporting today for HEPLISAV vs. Engerix-B are the first to be obtained in a prospectively defined diabetic population. The data clearly demonstrate the superiority of HEPLISAV in diabetics and confirm our retrospective analysis reported last year. In light of the current public health discussions regarding HBV protection of this susceptible population, these results have important medical significance."

Dynavax will present additional data for the diabetic subset population at the Infectious Diseases Society of America (IDSA) on October 21, 2011.

Engerix-B® is a registered trademark of GlaxoSmithKline

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About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including the outcome of pre-filing discussions with regulatory authorities; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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